WILLIAM BLAIR FUNDS

WILLIAM BLAIR GLOBAL LEADERS FUND

Subject: Shareholder Vote Required

Dear Shareholder,

We are writing to inform you of an upcoming shareholder vote that requires your attention. Your participation is important to ensure that your interests are represented and that the Fund can move forward on key matters.

Meeting Date: January 27, 2026 at 10:00 a.m., CT

Action Needed: Please submit your vote on or before January 26, 2026, by one of the following methods:

•	Online: Go to www.proxyvote.com. Your unique control number can be found on the enclosed ballot in the box marked with an arrow.

•	Call:1-866-705-9913 and speak to a live representative. Or call the number located on your ballot (With a touch-tone phone to vote using an automated system)

•	Mail: Mark, sign and date the enclosed ballot and mail in the envelope provided

What proposal am I being asked to vote on?

Section 5(b)(1) of the 1940 Act requires every mutual fund to elect to be classified as either a “diversified” fund or “non-diversified” fund within the meaning of the 1940 Act.

Shareholders are being asked to approve a change from a diversified fund to a non-diversified fund. By contrast, a non-diversified fund may invest in greater proportions in the securities of fewer issuers than a diversified fund.

William Blair Investment Management, LLC (the “Adviser”), the Fund’s investment adviser, believes that under current market conditions classification as a non-diversified fund would be beneficial in executing the Adviser’s strategy for the Fund.

Why Your Vote Matters

If shareholders do not vote, the Fund may need to incur additional costs to continue soliciting proxies. Your prompt vote helps the Fund avoid these additional expenses and ensures that your views are represented in this important decision.

Thank you for your continued support of the Fund and your participation in this important vote.

Sincerely,

William Blair Funds

WB2026